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                                                                   EXHIBIT 10.16

                                TALEO CORPORATION

                    MICHAEL P. GREGOIRE EMPLOYMENT AGREEMENT

      This Agreement is entered into as of March 14, 2005 (the "Effective Date") by and between Taleo Corporation (the "Company") and Michael P. Gregoire ("Executive").

      1. Duties and Scope of Employment.

            (a) Positions and Duties. As of the Effective Date, Executive will serve as the Company's President and Chief Executive Officer. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position as the most senior executive officer within the Company, as will reasonably be assigned to him by the Company's Board of Directors (the "Board"). The period of Executive's employment under this Agreement is referred to herein as the "Employment Term." The Executive's services shall be performed at the Company's corporate headquarters in San Francisco, California.

            (b) Board Membership. At the next Board meeting, Executive will be appointed to serve as a director of the Company. If the Company's stock becomes publicly traded, Executive's continued service as a member of the Board will be subject to the Company's corporate governance policies for the nomination of directors applicable to all directors and any required stockholder approval.

            (c) Obligations. During the Employment Term, Executive will devote Executive's full business efforts and time to the Company but the Executive may serve on up to two other boards of directors, subject to the Board's reasonable determination that such service does not conflict with his obligations to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive's obligations to Company.

2. At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive's termination of employment. Upon the termination of Executive's employment with the Company for any reason, Executive will be entitled to payment on his termination date of all accrued but unpaid salary, vacation, any earned bonuses, expense reimbursements, and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements. Executive agrees to resign from all positions that he holds with the Company, including, without limitation, his position as a member of the Board, immediately following the termination of his employment if the Board so requests.

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      3. Compensation.

            (a) Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $300,000 as compensation for his services (the "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices (but no less frequently than once per month) and be subject to the usual, required withholding. Executive's salary will be subject to annual review, and adjustments will be made based upon the Company's standard practices or the discretion of the Board.

            (b) Annual Bonus. Executive's annual target bonus will be 100% of Base Salary ("Target Bonus"). Executive's annual bonus will be determined based upon achievement of performance goals approved by the Board. Executive will have the opportunity to discuss the nature of such performance goals with the Board prior to such performance goals being approved by the Board. The Target Bonus will have a linear payout schedule ranging from 75% to 125% of the Target Bonus based upon achieving at least 75% of the Executive's performance goals, and there may be no bonus paid if the threshold performance level is not achieved. Bonuses, if any, will accrue and become payable in accordance with the Committee's standard practices for paying executive incentive compensation; provided, however, Executive's actual bonus earned for any fiscal year will be paid within 45 days following the end of the Company's fiscal year.

            (c) Equity Compensation. Within fifteen (15) days of the Effective Date, Executive will be granted the following option to purchase shares of Company common stock:

                  (i) An option to purchase 3,571,526 shares (2.75% of Company's currently outstanding capital stock including warrants and options granted or reserved for issuance in the amount of 129,873,721) of Company Class A common stock for a per-share exercise price equal to the fair market value of a share of Company common stock on the date of grant (the "Stock Option"). The Stock Option will vest over a 4-year period, with 25% of the shares vesting on the first anniversary of the Effective Date, and 1/48th of the total shares vesting monthly thereafter, so that all shares will be fully vested four years from the Effective Date, subject to Executive continuing to remain a "Service Provider" (as defined in the Company's 1999 Stock Plan, the "Plan") to the Company on each vesting date;

                  (ii) The Stock Option shall have (x) a ten-year maximum term,
(y) a per common share exercise price of $2.25, and (z) otherwise have the same terms and conditions as stock options held by other senior executives of the Company, subject to Section 6. Executive shall be eligible for additional grants of Company equity (the Stock Option and any other compensatory equity grants to Executive shall be collectively referred to herein as "Compensatory Equity") as may be determined by the Board of Directors in its discretion. The Stock Option shall be issued in reliance upon Rule 701 under the Securities Act of 1933, as amended. The Stock Option and any other Compensatory Equity granted to Executive may be exercised (a) with cash, (b) with previously owned Company common shares and/or (c) if the Company's stock is publicly traded and it is legally permissible, via a "cashless exercise" program in which payment may be made all or in part by delivery of an irrevocable direction to a securities broker to sell common shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option exercise and any applicable tax withholding obligations relating to the exercised option. Accelerated vesting of Compensatory Equity may be credited: (x) pursuant to the terms of this Agreement and in addition

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(y) pursuant to the terms of the Plan and any applicable Compensatory Equity agreement. In the event of any conflict in the express terms between this Agreement and the Plan and any Compensatory Equity agreement executed by and between Executive and the Company, the express terms of this Agreement shall prevail and govern. If the Company's stock becomes publicly traded, then Executive may elect to establish a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 provided that such trading plan shall be subject to the reasonable approval of the Board of Directors consistent with policies established by the Board applicable to all Section 16 officers. Subject to the preceding provisions of this Section 3(c), the Stock Option will be subject to the terms, definitions and provisions of the Plan and the stock option agreements by and between the Executive and the Company (the "Option Agreement"), all of which documents are incorporated herein by reference.

      4. Employee Benefits. During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other senior executives of the Company, as such plans, policies, and arrangements may exist from time to time. Executive will be entitled to 4 weeks of paid annual vacation.

      5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

      6. Severance.

            (a) Termination Without Cause or Resignation for Good Reason. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, then, subject to Section 7, Executive will receive:
(i) a lump-sum payment equal to Executive's then annual Base Salary, paid within 30 days of termination of employment, (ii) reimbursement for any applicable premiums Executive pays to continue coverage for Executive and Executive's eligible dependents under the Company's health insurance plan for twelve months after the date of termination, or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law), (iii) a post-termination exercise period of twelve (12) months, and (iv) immediate vesting of all unvested Compensatory Equity that would have vested had Executive otherwise remained an employee for the 12-month period commencing on his termination date. Notwithstanding clause (iv) of the preceding sentence, upon a Change of Control,
(x) Executive will receive immediate vesting with respect to 50% of all unvested Stock Options that are then held by Executive, and (y) if a termination described in the preceding sentence occurs within 60 days before or 18 months following a Change of Control, Executive will receive (A) a lump-sum payment equal to Executive's annual Base Salary plus 100% of the annual Target Bonus amount for the year of termination and (B) immediate vesting with respect to all unvested Stock Options that are held by an Executive. For purposes of clause (x) in the preceding sentence, the vesting schedule for Executive's remaining unvested Stock Options (determined after giving effect to clause (x)) shall be automatically proportionately adjusted on a grant by grant basis. Purely to illustrate the mechanics of the preceding sentence, if immediately prior to a Change of Control there were 150 unvested option shares outstanding which were vesting at a rate of 8 shares each month, and after giving effect to the accelerated vesting provisions of

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clause (x) 75 of such option shares become vested on an accelerated basis, then the 75 remaining unvested option shares would thereafter vest at a rate of 4 shares per month. Executive's vested Stock Options will remain exercisable in accordance with the terms of the 1999 Stock Plan and the corresponding Option Agreements and thereafter will expire to the extent not exercised.

            (b) Section 280G Gross-up. If any payment or benefit Executive would receive from the Company and/or pursuant to this Agreement, but determined without regard to any additional payment required under this Section 6(b), (collectively, the "Payment") would (x) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (y) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive from the Company an additional payment (the "Gross-Up Payment," and any iterative payments pursuant to this paragraph also shall be "Gross-Up Payments") in an amount that shall fund the payment by Executive of any Excise Tax on the Payment, as well as all income and employment taxes on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment. For this purpose, all income taxes will be assumed to apply to Executive at the highest marginal rate. Notwithstanding the foregoing, the total amount paid as Gross-Up Payments will not exceed $2,000,000. Any Gross-Up Payment shall be paid to Executive, or for his benefit, within 15 days following receipt by the Company of the report of the accounting firm described below (or any determination by the Internal Revenue Service that Excise Taxes are owed, if earlier).

      The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group which will control the Company upon the occurrence of a Change of Control, the Company shall appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

      The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty calendar days after the date on which such accounting firm has been engaged to make such determinations or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and Executive. Notwithstanding the foregoing, if the Internal Revenue Service determines that Excise Taxes are owed, the Company shall promptly pay the Gross-up Payment to Executive subject to the maximum set forth in Section 6(b) above.

            (c) Voluntary Termination without Good Reason; Termination for Cause. If Executive's employment with the Company terminates voluntarily by Executive without Good

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Reason or is terminated for Cause by the Company, then (i) all further vesting of Executive's outstanding Stock Options will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), (iii) Executive will be paid all accrued but unpaid salary, vacation, any earned bonuses, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements, and (iv) Executive will be eligible for severance benefits only in accordance with the Company's then established policies and practices.

            (d) Termination due to Death or Disability. If Executive's employment terminates by reason of death or Disability, then (i) Executive will be entitled to receive benefits only in accordance with the Company's then applicable plans, policies, and arrangements, and (ii) subject to Section 3(c), Executive's outstanding Compensatory Equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s).

            (e) Sole Right to Severance. This Agreement is intended to represent Executive's sole entitlement to severance payments and benefits in connection with the termination of his employment. To the extent Executive receives severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Agreement will be correspondingly reduced (and vice-versa).

      7. Conditions to Receipt of Severance; No Duty to Mitigate.

            (a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. Such agreement will provide (among other things) that Executive will not disparage the Company, its directors, or its executive officers for 12 months following the date of termination and the Company will instruct its officers and directors not to disparage the Executive. No severance will be paid or provided until the separation agreement and release agreement becomes effective.

            (b) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

            (c) Nonsolicitation. In the event of a termination of Executive's employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 6, Executive agrees that, during the 12-month period following termination of employment, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, founder or otherwise, will not solicit, induce, or influence any person to modify his or her employment or consulting relationship with the Company except for any individual whose employment with the Company has been terminated for a period of six months or longer (the "No-Inducement"). If Executive breaches the No-Inducement, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 6 will cease immediately.

      8. Definitions.

            (a) Cause. For purposes of this Agreement, "Cause" means (i) Executive's conviction of, or plea of nolo contendere to, a felony, (ii) Executive's repeated failure to follow

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lawful, reasonable instructions of the Board, (iv) Executive's violation or breach of any fiduciary or contractual duty to the Company which results in material damage to the Company or its business; provided that if any of the foregoing events is capable of being cured, the Company will provide written notice to Executive describing the nature of such event and Executive will thereafter have 30 days to cure such event (including the opportunity to present his case to the full Board with the assistance of his own counsel). The foregoing shall not be deemed an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of Executive's employment, but it is an exclusive list of the acts or omissions that shall be considered "Cause" for the termination of Executive's employment by the Company. Executive shall continue to receive the compensation and benefits provided by this Agreement during the 30 day period after he receives the written notice of the Company's intention to terminate his employment for Cause.

            (b) Change of Control. For purposes of this Agreement, "Change of Control" means (i) a sale of all or substantially all of the Company's assets,
(ii) any merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, (iv) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, (v) a dissolution or liquidation of the Company or (vi) any definition provided by the Plan.

            (c) Disability. For purposes of this Agreement, Disability shall have the same defined meaning as in the Company's long-term disability plan.

            (d) Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following without Executive's express written consent: (i) a reduction in Executive's position or duties other than a reduction in position or duties solely by virtue of the Company being acquired and made part of a larger entity so long as Executive continues in his same role on an adjusted basis serving as the highest ranking employee in a division or subsidiary with no material reduction in the Executive's operational responsibilities and duties in effect prior to the Change of Control, rather than as CEO of the successor entity, (ii) a reduction in Executive's Base Salary or Target Bonus other than a one-time reduction that in the aggregate does not exceed 10% that also is applied to substantially all of the Company's other senior executives, (iii) relocation of Executive's primary place of business for the performance of his duties to the Company to a location that is more than 30 miles from its location as of the Effective Date, or (iv) any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company).

      9.Indemnification and Insurance. Executive will be covered under the Company's insurance policies and, subject to applicable law, will be provided indemnification to the maximum

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extent permitted by the Company's bylaws, Certificate of Incorporation, and standard form of Indemnification Agreement, with such insurance coverage and indemnification to be in accordance with the Company's standard practices for senior executive officers but on terms no less favorable than provided to any other Company senior executive officer or director.

      10. Confidential Information. Executive agrees to execute the Company's standard form of employee confidential information agreement (the "Confidential Information Agreement") upon commencement of employment. During the Employment Term, Executive further agrees to execute any updated versions of the Confidential Information Agreement (any such updated version also referred to as the "Confidential Information Agreement") as may be required of substantially all of the Company's executive officers.

      11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.

      12. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

            If to the Company:

            Attn: Chairman of the Board of Directors
            Taleo Corporation
            575 Market Street
            San Francisco, CA 94105

            If to Executive:

            at the last residential address known by the Company as provided by Executive in writing.

      13. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

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      14. Arbitration.

            (a) General. In consideration of Executive's service to the Company, its promise to arbitrate all employment related disputes, and Executive's receipt of the compensation, pay raises, and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive's service to the Company under this Agreement or otherwise or the termination of Executive's service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the "Rules") and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination, or wrongful termination, and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

            (b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will be held in San Francisco County, California and will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

            (c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

            (d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party also may petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the

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Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code Section 2870.

            (e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the workers' compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

            (f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this Agreement, including that Executive is waiving Executive's right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this Agreement.

      15. Legal and Tax Expenses. The Company will directly pay Executive's counsel up to $10,000 for reasonable legal and tax advice expenses incurred in connection with the negotiation and execution of this Agreement. Such payment shall be made in full within 30 days after the Company's receipt of any applicable invoices.

      16. Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.

      17. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

      18. Survival. The Confidential Information Agreement, the Company's and Executive's responsibilities under Sections 6, 7, 9, 12, 14 and 15 will survive the termination of this Agreement.

      19. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

      20. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

      21. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

      22. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

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      23. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

TALEO CORPORATION

By:   /s/Louis Tetu                               Date: March 8, 2005
   ---------------------------------

Title: Chairman of the Board

EXECUTIVE:

        /s/Michael P. Gregoire                    Date: March 8, 2005
------------------------------------
Michael P. Gregoire

          [SIGNATURE PAGE TO MICHAEL P. GREGOIRE EMPLOYMENT AGREEMENT]

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